FIRST AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                               PURE BIOFUELS CORP.

     This First Amendment, effective as of March 26, 2008 (the "Amendment"), to the Amended and Restated Bylaws of Pure Biofuels Corp., a Nevada corporation (the "Amended and Restated Bylaws"), is adopted by the Board pursuant to Section
8.9 of the Amended and Restated Bylaws. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Amended and Restated Bylaws.

Modifications to Section 3.2

     Section 3.2 of the Amended and Restated Bylaws is hereby amended in its entirety to read as follows:

     3.2 Number, Term and Qualification. The number of directors on the Board will be determined from time to time by resolution adopted by the Board. In the absence of such resolution, the number of directors elected at the meeting shall constitute the number of directors of the Corporation until the next annual meeting of stockholders, unless the number is changed prior to such meeting by action of the Board. Each director's term shall expire at the annual meeting next following the director's election as a director; provided that, notwithstanding the expiration of the term of the director, the director shall continue to hold office until a successor is elected and qualifies or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. The term of a director elected to fill a vacancy expires at the next annual meeting of stockholders. Directors need not be residents of the State of Nevada or stockholders of the Corporation.

Modifications to Section 3.11

     Section 3.11 of the Amended and Restated Bylaws is hereby amended in its entirety to read as follows:

     3.11 Quorum; Vote.

     (a) Except as otherwise provided by applicable law, at all meetings of the Board, a majority of the authorized number of directors will constitute a quorum for the transaction of business and the vote of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board; unless, however, that certain Stockholders Agreement (as defined below) is in effect, in which case a majority of the authorized number of directors, including the attendance of the then-appointed Plainfield Directors (as defined below), will be necessary to constitute a quorum for the transaction of business. If a quorum is present at the call of a meeting, the directors may continue to transact business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum (other than in the case of a withdrawal of the Plainfield Directors). In the event of a tie vote of the Board and one
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or more directors is absent from the meeting, the matter will be deferred until the next meeting of the Board. In the event of a tie vote and all directors have participated in the meeting and have voted or abstained from voting, the Chairman of the Board will cast an additional vote and the matter will be approved or disapproved based upon such vote. In the event the Chairman of the Board has abstained from voting on the issue, the matter will be deemed disapproved due to the matter failing to obtain a majority of affirmative votes.

     (b) As used herein, "Plainfield Director" shall mean each certain individual, up to a total of three (3) such individuals, designated by Plainfield Peru I LLC, a Delaware limited liability company ("LLC1"), and Plainfield Peru II LLC, a Delaware limited liability company ("LLC2," and together with LLC1, the "Purchaser"), or an affiliate of Purchaser (or any permitted transferee of more than fifty percent (50%) of the 10%/12% Senior Convertible PIK Election Notes due 2012 issued by the Company as of the date hereof or as of September 12, 2007, and any notes issued in kind as interest pursuant to the terms of such Notes) and elected to the Board by the stockholders pursuant to the terms of that certain Stockholders Agreement dated as of September 12, 2007, between the Corporation, the Purchaser, and certain stockholders of the Corporation (the "Original Stockholders Agreement"), or pursuant to the terms of that certain Amended and Restated Stockholders Agreement dated as of even date herewith between the Corporation, the Purchaser, and certain stockholders of the Corporation (the "Amended and Restated Stockholders Agreement," and together with the Original Stockholders Agreement, the "Stockholders Agreement").

Modifications to Article 4

     Article 4 of the Amended and Restated Bylaws is hereby amended in its entirety to read as follows:

                                    ARTICLE 4
                                   COMMITTEES

     4.1 Audit Committee. The Board by resolution will designate an Audit Committee consisting of at least three members. The Audit Committee will review the internal financial controls of the Corporation, and the integrity of its financial reporting, and have such other powers and duties as the Board determines. The Board will adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Audit Committee. The Board will designate by resolution a member of the Audit Committee as a "financial expert" within the meaning of Item 401 of Regulation S-K under the Exchange Act.

     4.2 Compensation Committee. The Board by resolution will designate a Compensation Committee consisting of at least two members. The Compensation Committee will administer the Corporation's compensation plans and have such other powers and duties as the Board determines. The Board will adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Compensation Committee.

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     4.3  Nominating and Corporate Governance Committee. The Board by resolution will designate a Nominating and Corporate Governance Committee consisting of at least two members. The Nominating and Corporate Governance Committee will nominate candidates for election to the Board, formulate corporate governance principles, and have such other powers and duties as the Board determines. The Board will adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Nominating and Corporate Governance
Committee.

     4.4 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board's pleasure and have such powers and duties as the Board determines.

     4.5  Meetings and Action of Committees.

          (a) The members of all committees will serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Each committee will keep regular minutes of its meetings and report the same to the Board at its next meeting. Each committee may adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board. Any director may serve simultaneously on multiple committees.

          (b) Except as otherwise provided in resolutions or charters adopted by the Board, all meetings and actions of committees will be governed by, and held and taken in accordance with, the provisions of Sections 3.7 through 3.14, with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that (i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; (ii) special meetings of committees may also be called by resolution of the Board; (iii) notice of special meetings of committees will also be given to all alternate members, who will have the right to attend all meetings of the committee; (iv) a majority of the members of a committee will constitute a quorum for the transaction of business at any meeting; and (v) the affirmative vote of a majority of the members of a committee will be required to take action in respect of any matter presented to or requiring the approval of the committee.

     Except as modified herein, the Amended and Restated Bylaws remain in effect and unmodified. The Amended and Restated Bylaws as modified by this Amendment shall hereinafter be called the "Bylaws" of the Corporation, and any and all references to the Bylaws of the Corporation shall mean the Amended and Restated Bylaws as modified by this Amendment.

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